THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR UNDER ANY STATE SECURITIES LAW AND SUCH SECURITY MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITY MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED, OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

10% PROMISSORY NOTE

$__________	New York, New York

February 22, 2007

FOR VALUE RECEIVED, the undersigned, National Holdings Corporation, a Delaware corporation having an address at 120 Broadway, 27th Floor, New York, New York 10271 (“Maker”), promises to pay to the order of ______________________ (“Payee”) at __________________________ or at such other place as Payee may from time to time designate by written notice to Maker, in lawful money of the United States, the sum of ___________________ Dollars ($_________), plus interest from the date of this Note on the unpaid balance. All principal and interest is to be paid as set forth below. All capitalized terms not otherwise defined herein shall have the respective means ascribed them in that certain Securities Purchase Agreement of even date hereof between the Maker, Payee and other Purchasers. Maker further agrees as follows:

Section 1.     Interest Rate.

(a)   Interest shall accrue at a rate equal to ten percent (10%) per annum.

(b)   Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

Section 2.     Payments.

(a)   Principal shall be due and payable on February 22, 2009 (the “Principal Payment Date”).

(b)   Accrued interest shall be payable in arrears on a quarterly calendar basis on March 31, June 30, September 30 and December 31 during the term hereof commencing on March 31, 2007.

(c)   Maker shall have the right to prepay this Note in full or in part at any time without penalty.

Section 3.     Default.

It shall be an event of default (“Event of Default”), and the entire unpaid principal of this Note, together with accrued interest, shall become immediately due and payable, at the election of Payee, upon the occurrence of any of the following events:

(a)   any failure on the part of Maker to make any payment when due, whether by acceleration or otherwise, and the continuation of such failure for a period of five (5) business days thereafter;

(b)   any failure on the part of Maker to keep or perform any of the material provisions (other than payment) of this Note or any amendment thereof, which failure is not cured within five (5) business days;

(c)  any representation or warranty made by the Company under any of the Transaction Documents was, when made, untrue or misleading, the result of which is reasonably likely to have a Material Adverse Effect;

(d)   there shall have occurred an acceleration of the stated maturity of any indebtedness for borrowed money of the Company (other than Company Notes) of One Hundred Thousand United States Dollars ($100,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within fifteen (15) business days of receipt by the Company of notice of such acceleration);

(e)   the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company as bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code or any other bankruptcy or insolvency law; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within sixty (60) days; or

(f)   a final, non-appealable judgment which, in the aggregate with other outstanding final judgments against the Company and its subsidiaries, exceeds Two Hundred Thousand United States Dollars ($200,000) shall be rendered against the Company or a subsidiary and within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of such stay, such judgment is not discharged.

Upon the occurrence of any such Event of Default all unpaid principal and accrued interest under this Note shall become immediately due and payable (A) upon election of the Payee, with respect to (a), (b), (c), (d) and (f), and (B) automatically, with respect to (e). Upon the occurrence of an Event of Default, the Payee shall have the right to exercise any other right, power or remedy as may be provided herein. Upon the occurrence of an Event of Default, the rate of interest on the unpaid principal shall be increased to fourteen percent (14%), or such lower rate that is the maximum rate allowed by law, from the date of such Event Default until such unpaid principal is repaid in full.

Section 4.     Ranking.

The indebtedness evidenced by this Note and the payment of the principal thereof shall rank pari passu with (i) those certain notes held by those certain investors who are parties to that certain Securities Purchase Agreement of even date herewith, (ii) those certain notes, in the aggregate principal amount of One Million ($1,000,000) Dollars dated January 11, 2006 issued to each of St. Cloud Capital Partners, L.P., Fred N. Tarter and Lois Tarter, as Joint Tenants with Right of Survivorship, and GKW United holdings, LLC and (iii) those certain notes in the aggregate principal amount of Five Hundred Thousand ($500,000) Dollars, issued pursuant to that certain private placement memorandum, dated January 14, 2004.

Section 5.     Jurisdiction.

Maker irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, and of any federal court located in the State of New York, in connection with any action or proceeding arising out of or relating to, or a breach of, this Note. Maker agrees that such court may award reasonable legal fees and expenses to the prevailing party.

Section 6.     Waivers.

(a)   Maker waives demand, presentment, protest, notice of protest, notice of dishonor, and all other notices or demands of any kind or nature with respect to this Note.

(b)   Maker agrees that a waiver of rights under this Note shall not be deemed to be made by Payee unless such waiver shall be in writing, duly signed by Payee, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of Payee or the obligations of Maker in any other respect at any other time.

(c)   Maker agrees that in the event Payee demands or accepts partial payment of this Note, such demand or acceptance shall not be deemed to constitute a waiver of any right to demand the entire unpaid balance of this Note at any time in accordance with the terms of this Note.

Section 7.     Assignment of Note.

Maker may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever (including, without limitation, by the consolidation or merger of Maker, if a corporation, with or into another corporation) without the prior written consent of Payee. The Note may be assigned at any time by Payee.

Section 8.     Miscellaneous.

(a)   This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

(b)   This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such jurisdiction's principles of conflict of laws.

(c)   Subject to Section 7, the covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

(d)   This Note constitute a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof, are a complete and exclusive statement of those terms, and supersede all prior and contemporaneous agreements, understandings, and representations between the parties. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

(e)   The singular includes the plural. If more than one Maker executes this Note, the term “Maker” shall be deemed to refer to each of the undersigned Makers as well as to all of them, and their obligations and agreements under this Note shall be joint and several. If any of the undersigned is a married person, recourse may be had against his or her separate property for all of his or her obligations under this Note. The term “Obligor” shall be deemed to refer to each Maker, endorser, guarantor, or surety of this Note as well as to all of them. The term “Payee” shall include the initial party to whom payment is designated to be made and, in the event of an assignment of this Note, the successor assignee or assignees, and, as to each successive additional assignment, such successor assignee or assignees.

(f)   All notices, consents, or other communications provided for in this Note or otherwise required by law shall be in writing and may be given to or made upon the respective parties at the addresses set forth in the preamble hereof. Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received not later than three (3) business days following the date of sending.

(g)   Time is of the essence under this Note.

(f)   If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

NATIONAL HOLDINGS CORPORATION

By:
Mark Goldwasser
Chief Executive Officer